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                                                                   EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ardent Software, Inc. 1986 Stock Option Plan, the Ardent Software, Inc. 1991 Director Stock Option Plan, the Ardent Software, Inc. 1995 Non-Statutory Stock Option Plan and the Informix Corporation 1998 Non-Statutory Stock Option Plan of our report dated March 2, 1998, with respect to the consolidated statements of operations, stockholders' equity, cash flows and financial statement schedule of Informix Corporation for the year ended December 31, 1997, included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                  /s/ ERNST & YOUNG LLP



San Jose, California
February 29, 2000